Exhibit (a)(1)(E)

FORM OF CONFIRMATION LETTER TO ELIGIBLE OPTIONHOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date:

To:

From:	Susser Holdings Corporation

Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form. We confirm with this letter that we have accepted your Election Form and, upon expiration of the tender offer and subject to the terms and conditions set forth in the exchange offer, will cancel all of your Eligible Options that you tendered for exchange unless you withdraw your tendered options by providing us a properly completed and signed Notice of Withdrawal before the Expiration Date. Subject to your continued employment with Susser Holdings Corporation or one of our subsidiaries on the Grant Date and the other terms and conditions of the exchange offer, you now have the right to receive Exchange Options and Exchange Stock, if applicable.

After the expiration of the tender offer, we will be sending your stock option agreement for your Exchange Options and your restricted stock agreement for your Exchange Stock. In the meantime, if you have any questions, please send us an e-mail at DSuarez@susser.com.